ACE*COMM REPORTS SOLID RESULTS FOR THE FIRST QUARTER OF FISCAL 2006

Corporate Highlights for the Quarter:

•	Reported revenues of $6.7 million for the quarter — a 43% increase over same quarter last year — while increasing backlog to approximately $24 million

•	Launched Network Business Intelligence™ product suite — a new, more comprehensive approach to employing network data to improve business efficiency

•	Selected by Saudi Telecom to assist their audit group in analyzing the effectiveness of billing operations

•	Selected by Telecom Egypt to provide a country-wide Service Activation capability

•	Selected to provide a multi-million dollar data collection and mediation system for a Tier 1 Eastern European wireline carrier

•	Added a new, major East Coast university to NetPlus® Enterprise OSS customer list, marking high-profile penetration of education market vertical

•	Signed a multi-million dollar contract with a national Southeast Asian carrier for network data collection

•	Announced Market Maker™, a network visualization solution designed to discover prospective new subscriber marketing opportunities, for cable and wireline operators

•	Increased market exposure to Parent Patrol™, a newly released product that allows parents to control their children’s usage of mobile phones and data services

Gaithersburg, MD – October 27, 2005 – ACE*COMM Corporation (NASDAQ: ACEC), a global provider of network business intelligence and advanced operations support systems (OSS) solutions, today reported financial results for the quarter ended September 30, 2005, the first quarter of its 2006 fiscal year. The Company reported revenues of $6.7 million for the quarter, which compares to $4.7 million for the comparable quarter of fiscal year 2005. Net profit for the quarter was $99 thousand, or a net profit of $0.01 per share, compared to a net loss of $383 thousand, or a net loss of $0.03 per share, for same quarter of the prior year. Backlog in the quarter increased to $23.9 million. The net profit figure for the quarter reflects costs associated with the recent 2helix acquisition, and costs of launching the new expanded Network Business Intelligence™ product suite.

“From the above-mentioned corporate highlights for the quarter, I am pleased to identify some strategic new business wins to start our 2006 fiscal year,” said George T. Jimenez, CEO of ACE*COMM. “First, we extended our already strong presence at Telecom Egypt to provide a Service Activation system layered on top of the data collection and mediation platforms previously provided by ACE*COMM and installed by Giza Systems for that carrier. This is a substantial Tier 1 win for the ACE*COMM Provisioning Gateway (APG) product. Of additional note was our new contract with Saudi Telecom that validates both the concepts underlying our Network Business Intelligence™ approach to OSS integration — which includes technology we acquired from 2helix — as well as the pricing model we developed for this offering. These wins, combined with the other new business captured in the quarter, increased our backlog from the previous quarter and provided some new optimism about our financial prospects for fiscal 2006.”

“We are also excited about the market opportunities for our newest offerings – Parent Patrol™ and other applications we will introduce under the Network Business Intelligence™ (NBI) label,” continued Mr. Jimenez. “We recently commissioned a survey of North American teens to ascertain their mobile phone usage patterns. The results underscored a market demand for a product such as Parent Patrol™ and generated extensive mainstream media attention. Parent Patrol™, which service providers can overlay on their existing mobile marketing plan, allows parents to set restrictions on their children’s use of mobile phones and data services. The value proposition for the consumer is the ability for parents to easily manage their children’s phone usage in terms of what services can be used, when they can be used, and what individual telephone numbers can and cannot be accessed. We are optimistic about the market potential for this innovative new product launched just this past spring.”

“We also recently launched our new, expanded Network Business Intelligence™ platform that is geared specifically to enhancing service providers’ business performance,” added Mr. Jimenez. “NBI is the embodiment of ACE*COMM’s vision to create service delivery and network analysis applications at the network OSS layer that focus on the telecommunications business, and provide new tools for network operators to achieve their goals of increasing revenue, improving profit margins, and improving returns on network asset investment . It is an integrated, yet open platform for the collection, integration, interpretation, and utilization of data that is geared toward the operator taking action, not just doing audits and generating reports. This suite is designed to address an emerging telecom network operator demand for business intelligence, and we were pleased to note the interest we have seen so far in the marketplace.”

“We are satisfied with our solid revenue performance for the quarter and will continue to focus on building our revenue generation on a global basis,” said Steven Delmar, CFO for ACE*COMM. “From an operational perspective, we are now focused on supporting our new products, delivering under existing contracts, and working on increasing the level of profitability.”

Annual Shareholder’s Meeting
The Company has scheduled its Annual Shareholder’s Meeting for Friday, December 2nd, 10:00 AM, Eastern Standard Time, at ACE*COMM Corporate headquarters, Gaithersburg, MD.

Earnings Call
ACE*COMM will host an earnings teleconference call this evening, Thursday, October 27, 2005 at 5:30 pm, Eastern Standard Time, to discuss the first quarter results. To participate, please call (866) 253-6509. When prompted, enter the ACE*COMM reservation number 795361. Internet users can hear a simultaneous live Webcast of the teleconference at http://acecomm.com or http://www.fulldisclosure.com. A taped replay of the call will be made available from the ACE*COMM Corporate Web Site after 8:30 pm, on Thursday, October 27, 2005.

About ACE*COMM

ACE*COMM is a global provider of network business intelligence and advanced operations support systems (OSS) solutions for telecom service providers and enterprises. ACE*COMM’s solutions are applicable to a range of legacy through next-generation networks that include wired, wireless, voice, data, multimedia, and Internet communications networks. These solutions provide the analytical tools required to extract data from operating networks and correlate it with business data to produce business intelligence — insight customers use for asset recovery and revenue assurance, cost reduction, improved operational efficiency, acceleration of time-to-market for new services, and more effective customer care.

For over 20 years, ACE*COMM technology has been effectively deployed for more than 300 customers, spanning over 4000 installations in 70 countries worldwide. ACE*COMM-installed products are currently enabling the success of customers and partners such as Alcatel, AT&T, Cisco, General Dynamics, IBM, Level 3 Communications, Marconi, Motorola, Northrop Grumman, Siemens, and Unisys. Headquartered in the Washington, DC area, ACE*COMM has corporate offices in Australia, Canada, China, and the UK. ACE*COMM is a registered ISO 9001 quality standard company. For more information, visit www.acecomm.com.

ACE*COMM, and the ACE*COMM logo are registered trademarks of ACE*COMM Corporation.

Except for historical information, the matters discussed in this news release include forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected, including, but not limited to: the failure of anticipated demand to materialize, delays or cancellations of orders due to various factors, including business and economic conditions in the U.S. and foreign countries; industry-wide slowdowns, any limitations on customers’ financial resources, the continued convergence of voice and data networks, the continuing success of the Company’s strategic alliances for product development and marketing, customer purchasing and budgetary patterns or lack thereof; pricing pressures and the impact of competitive products; the timely development and acceptance of new products; the Company’s ability to adequately support its operations, and other risks detailed from time to time in the Company’s Report on Form 10-Q and other reports filed with the Securities Exchange Commission.

ACE*COMM CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands except share and per share amounts)

	September 30,	June 30,
	2005	2005
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,885	$2,683
Accounts receivable, net	6,001	4,870
Inventories, net	792	532
Deferred contract costs	28	85
Prepaid expenses and other	806	601

Total current assets	9,512	8,771
Property and equipment, net	591	636
Goodwill	1,681	1,681
Acquired intangibles, net	1,837	2,001
Other non-current assets	1,076	478

Total assets	$14,697	$13,567

Liabilities and Stockholders’ Equity
Current liabilities:
Borrowings	$3,180	$2,332
Accounts payable	1,218	1,379
Accrued expenses	2,037	1,940
Accrued compensation	782	1,013
Deferred revenue	1,169	1,454

Total current liabilities	8,386	8,118
Long-term notes payable	35	72

Total liabilities	8,421	8,190

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized,
none issued and outstanding	—	—
Common stock, $.01 par value, 45,000,000 shares authorized,
17,033,347 and 16,694,330 shares issued and outstanding	170	167
Additional paid-in capital	35,641	34,808
Other accumulated comprehensive loss	(68)	(32)
Accumulated deficit	(29,467)	(29,566)

Total stockholders’ equity	6,276	5,377

Total liabilities and stockholders’ equity	$14,697	$13,567

ACE*COMM CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	For the three months ended
	September 30,
	2005	2004
	(unaudited)	(unaudited)
Revenue
Licenses and hardware	$3,455	$2,269
Services	3,230	2,392

Total revenue	6,685	4,661
Cost of licenses and hardware revenue	1,070	900
Cost of services revenue	1,612	1,245

Total cost of revenue	2,682	2,145

Gross profit	4,003	2,516
Selling, general and administrative	2,817	2,341
Research and development	1,037	545

Income (loss) from operations	149	(370)
Net interest expense	51	—

Income (loss) before income tax provision	98	(370)
Income tax (benefit) provision	(1)	13

Net income (loss)	$99	$(383)

Basic net income (loss) per share	$0.01	$(0.03)

Diluted net income (loss) per share	$0.01	$(0.03)

Shares used in computing net income (loss) per share:
Basic	16,741	13,768

Diluted	17,160	13,768